EXHIBIT 99B(11)

January 4, 2008

ING VP Intermediate Bond Portfolio

7337 East Doubletree Ranch Road

Scottsdale, Arizona 85258-2034

Ladies and Gentlemen:

Re:	ING VP Intermediate Bond Portfolio
Registration Statement on Form N-14
File No. 811-02361

Ladies and Gentlemen:

As counsel to ING VP Intermediate Bond Portfolio, a voluntary association with transferable shares under Chapter 182 of the Massachusetts General Laws, commonly referred to as a “Massachusetts business trust” (the “Trust”), we have been asked to render our opinion with respect to the issuance of Class I and Class S shares (the “Shares”), par value $1.00 per share, representing interests in the ING VP Intermediate Bond Portfolio (the “Fund”), the sole series of the Trust, to be issued in connection with the Agreement and Plan of Reorganization by and between the Trust and ING Partners, Inc., a Maryland corporation, on behalf of its series, ING Lord Abbett U.S. Government Securities Portfolio, dated as of December 19, 2007 (the “Agreement”), as more fully described in the prospectus and statement of additional information contained in the Trust’s Registration Statement on Form N-14 (the “Registration Statement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below.  We have relied, without independent verification, on a certificate of the Secretary of the Commonwealth of Massachusetts and, as to matters of fact material to the opinion set forth below, on a Certificate of an officer of the Trust.  We also have assumed that the Shares will be issued in accordance with the terms and conditions set forth in the Agreement and in any event for not less than the par value per Share and that ownership of the Shares will be duly recorded in the books of the Trust.

The opinion expressed below is limited to the laws of the Commonwealth of Massachusetts.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold, will be validly issued, fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion as Exhibit 11 to the Registration Statement and to the references to our firm as legal counsel for the Trust in the Registration Statement.  This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Sincerely,

/s/ GOODWIN PROCTER LLP

LIBC/3190953.1